Exhibit 10.1

Exhibit 10.1: Form of Change In Control Agreement between Hampden Bank, Hampden Bancorp, Inc. and the individuals listed below

Hampden Bancorp, Inc. and Hampden Bank voted to enter into change in control agreements with the individuals listed below for a period of one year. The agreements are substantially identical in all material respects (except as noted below) as the attached Form of Change in Control Agreement.

Parties to Change In Control Agreement:

Hampden Bancorp, Hampden Bank and Richard L. DeBonis

Hampden Bancorp, Hampden Bank and William D. Marsh, III

Hampden Bancorp, Hampden Bank and Robert A. Massey

Hampden Bancorp, Hampden Bank and Robert J. Michel (1)

Hampden Bancorp, Hampden Bank and Sheryl L. Shinn

Hampden Bancorp, Hampden Bank and Craig W. Kaylor

Hampden Bancorp, Hampden Bank and Lynn Stevens Bunce

(1)
Mr. Michel’s Change In Control Agreement is substantially identical to Exhibit 10.1 except as to the lump-sum cash payment upon termination, which is equal to two (2) times the Employee’s average “Annual Compensation” over the five most recently completed calendar years.

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into by and between                                     (the “Employee”), HAMPDEN BANK, a Massachusetts-chartered savings bank, with its principal administrative office at 19 Harrison Avenue, Springfield, MA  01102 (the “Bank”), and HAMPDEN BANCORP, INC., a corporation organized under the laws of the State of Delaware, the holding company for the Bank (the “Holding Company”), effective as of January 1, 2012 (the “Effective Date”).

WHEREAS, it is expected that the Bank and/or the Holding Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Bank (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Bank and its shareholders to assure that the Bank will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Bank or the Holding Company.

WHEREAS, the Board believes that it is in the best interests of the Bank and its shareholders to provide the Employee with an incentive to continue her employment and to motivate the Employee to maximize the value of the Bank upon a Change in Control for the benefit of its shareholders.

WHEREAS, the Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee’s termination of employment following a Change in Control that provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Bank notwithstanding the possibility of a Change in Control.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained in this Agreement, the parties hereby agree as follows:

1.  Term of Agreement.  The initial term of this Agreement shall commence as of the Effective Date and shall continue for one (1) year.  The Board may extend the term of this Agreement for successive one (1) year periods at the end of the initial term, in its discretion.

2.  At-Will Employment.  The Bank and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under Massachusetts law at the time of the execution of this Agreement. If the Employee’s employment terminates (a) for any reason before a Change in Control (defined below), (b) for Cause (defined below) following a Change in Control, (c) without Good Reason (defined below) following a Change in Control, or (d) as a result of the Employee’s Death or Disability (defined below), the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be available in accordance with the Bank’s established employee plans and practices or pursuant to other agreements with the Bank.

3.  Payments in Connection with a Change in Control.

(a)       For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(1) Merger. The Bank or the Holding Company merges into or consolidates with another entity, or merges another corporation into the Bank or Holding Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank or the Holding Company immediately before the merger or consolidation;

(2) Acquisition of Significant Share Ownership. There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Bank or the Holding Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Bank or Holding Company voting shares held in a fiduciary capacity by an entity of which the Bank or the Holding Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(3) Change in Board Composition. During any period of two consecutive years, individuals who constitute the Bank’s or the Holding Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank’s or the Holding Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4) Sale of Assets. The Bank or the Holding Company sells to a third party all or substantially all of its assets.

(5) Tender Offer. A tender offer is made for 25% or more of the voting securities of the Bank or the Holding Company.

(b)       For purposes of this Agreement, “Termination for Cause” shall mean termination because of, in the good faith determination of the Board, Employee’s:

(1) Act of dishonesty, falsification of Bank or Holding Company documents, or other intentional misrepresentation related to business matters of the Bank or the Holding Company;

(2) Incompetence;

(3) Willful misconduct or action in bad faith;

(4) Breach of fiduciary duty;

(5) Failure to substantially perform her stated duties and obligations to the Bank, including, but not limited to, one or more acts of gross negligence;

(6) Willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank or the Holding Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order;

(7) Commission of any tortious act, unlawful act or malfeasance that causes or reasonably could cause harm to the Bank or the Holding Company;

(8) Material breach of any provision of this Agreement, or the written policies of the Bank and/or Holding Company (including, but not limited to the Hampden Bank Code of Ethics and Conflict of Interest Policy); and/or

(9) Violation of the Securities Act of 1933 or the Securities Exchange Act of 1934.

(c)       For purposes of this Agreement, “Good Reason” shall exist if, without Employee’s express written consent, the Bank or the Holding Company materially breaches any of its obligations under this Agreement. Such a material breach shall be deemed to occur upon any of the following:

(1) A material reduction in Employee’s responsibilities or authority in connection with her employment with the Bank or the Holding Company;

(2) Following a Change in Control, any material reduction in salary or benefits below the amounts Employee was entitled to receive before the Change in Control; or

(3) A requirement that Employee relocate her principal business office or her principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office of the Bank and any branch of the Bank, or the assignment to Employee of duties that would reasonably require such a relocation.

Notwithstanding the foregoing, a reduction or elimination of Employee’s benefits under one or more benefit plans maintained as part of a good faith, overall reduction or elimination of such plans or benefits, applicable to all participants in a manner that does not discriminate against Employee (except as such discrimination may be necessary to comply with law), will not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans before the reduction or elimination are not available to other officers of the Bank or any affiliate under a plan or plans in or under which Employee is not entitled to participate.

(d)       For purposes of this Agreement, “Disability” shall have the same meaning given to such term under the Bank’s Long-Term Disability plan as in effect from time to time, or, if no such plan is then in effect, the meaning described in Section 22(c)(3) of the Internal Revenue Code (the “Code”).

(e)       In the event that, upon a change in ownership or control within the meaning of Section 409A(a)(2)(A)(v) of the Code, Employee is offered employment with the Bank or its successor that is comparable in terms of compensation and responsibilities, and Employee stays for six (6) months after the change in ownership or control is completed, Employee shall receive a lump sum payment in the amount of three (3) months base salary.

(f)       Termination. If within the period ending two (2) years after a Change in Control, (i) the Bank or the Holding Company terminates Employee’s employment Without Cause (defined in Section 3(b)), or (ii) Employee voluntarily terminates her employment With Good Reason (defined in Section 3(c)), the Bank will pay Employee, not later than ten (10) calendar days after the date of termination of Employee’s employment:

(1)  Employee’s base salary through the effective date of termination, and payment for any accrued but unpaid compensation;

(2)  one lump-sum cash payment equal to one (1) times Employee’s average “Annual Compensation” over the five (5) most recently completed calendar years, ending with the year immediately preceding the effective date of the Change in Control. In determining Employee’s average “Annual Compensation”, “Annual Compensation” will include base salary and any other taxable income including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, retirement benefits, director or committee fees and fringe benefits paid or accrued for Employee’s benefit. Annual compensation will also include profit sharing, Employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Employee for such year; and

(3) directly, or by reimbursing the Employee for, the monthly premium for continuation coverage under the Bank’s health, dental and disability insurance plans, to the same extent that such insurance is provided to persons currently employed by the Bank, provided that the Employee makes a timely election for such continuation coverage under the Consolidate Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The “qualifying event” under COBRA shall be deemed to have occurred on the termination date.  The Bank’s obligation under this paragraph shall end 18 months after the termination date or at such earlier date as the Employee becomes eligible for comparable coverage under another employer’s group coverage.  The Employee agrees to notify the Bank promptly and in writing of any new employment and to make full disclosure to the Bank of the health and dental insurance coverage available to her through such new employment.

(g)       Voluntary Resignation; Termination For Cause.  If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Bank’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Bank.

(h)       Disability; Death.  If the Bank terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Bank’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Bank.

4.  Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits shall be either:

(a)  delivered in full, or

(b)  delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal. state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Bank and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Bank’s independent public accountants immediately prior to Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Bank for all purposes. For purposes of making the calculations required by this Section 1, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Bank and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Bank shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.  Confidentiality and Non-Solicitation.

(a)       Confidentiality.

(1)  “Confidential Information” is information however delivered, disclosed, or discovered during the term of Employee’s employment, which Employee has, or in the exercise of ordinary prudence should have, reason to believe is confidential, or which the Bank designates as confidential including, but not limited to:

(i)       Bank Information:  Bank or Holding Company proprietary information, technical data, trade secrets or know-how, including, but not limited to: research, processes,  pricing strategies, communication strategies, sales strategies, sales literature, sales contracts, product plans, products, inventions, methods, services, computer codes or instructions, software and software documentation, equipment, costs, customer lists, business studies, business procedures, finances and other business information disclosed to Employee by the Bank or the Holding Company, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment and such other documentation and information as is necessary in the conduct of the business of the Bank and/or the Holding Company; and

(ii)      Third Party Information:  confidential or proprietary information received by the Bank or the Holding Company from third parties.

(2)  The Bank’s failure to mark any of the Confidential Information as confidential or proprietary will not affect its status as Confidential Information.

(3) Employee also agrees that the terms, conditions and subject matter of this Agreement are considered Confidential Information.

(4) Confidential Information does not include information that has ceased to be confidential by reason of any of the following: (i) was in Employee’s possession prior to the date of his or her initial employment with the Bank, provided that such information is not known by Employee to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Bank, the Holding Company, or another party; (ii) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement; (iii) became available to Employee on a non-confidential basis from a third party, provided that such third party is not known by Employee to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Bank, the Holding Company, or another party or is otherwise prohibited from providing such information to Employee by a contractual, legal or fiduciary obligation; or (iv) Employee is required to disclose pursuant to applicable law or regulation (as to which information, Employee will provide the Bank with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order).

(5)  Employee shall not, either during or after the termination of his or her employment with the Bank, communicate or disclose to any third party the substance or content of any Confidential Information (defined above), or use such Confidential Information for any purpose other than the performance of Employee’s obligations hereunder.  Employee acknowledges and agrees that any Confidential Information obtained by Employee during the performance of his or her employment concerning the business or affairs of the Bank, or any subsidiary, affiliate or joint venture of the Bank is the property of the Bank, or such subsidiary, affiliate or joint venture of the Bank, as the case may be.

(6)  Employee agrees to return all Confidential Information, including all copies and versions of such Confidential Information (including, but not limited to, information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of the Bank, to the Bank within two (2) business days of his or her separation from the Bank (regardless of the reason for the separation).

(7) Recognition of Good Will. Employee further recognizes and acknowledges that in the course of employment she is and will be introduced to customers and others with important relationships to the Bank. Employee acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to the Bank including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any existing or prospective customers, accounts, business partners and other key relationships of the Bank.

         (b)        Non-Solicitation. In view of the covenants above, and as a material inducement to the Bank to enter into this Agreement and to pay to Employee the compensation stated in Section 3, Employee agrees that during her employment and for a period of six (6) months thereafter (the “Non-Solicitation Period”), Employee shall not, either individually or on behalf of or through any third party, directly or indirectly, engage in the following activities:

(1) Customer, Client and Vendor Non-Solicitation. Solicit, divert, appropriate or take away, or attempt to solicit, divert, appropriate or take away, the business or patronage of any of the clients, customers or vendors of the Bank that were clients, customers or vendors of the Bank while Employee was employed by the Bank and that were serviced by Employee, or prospective clients, customers or vendors with which Employee had written or oral communications while Employee was employed by the Bank.

(2) Employee Non-Solicitation. Hire, retain, recruit, entice, induce, solicit or encourage any employee or consultant to terminate their employment with, or otherwise cease their relationship with, the Bank or its parent, subsidiaries or affiliates. This section 5(c)(2) shall prohibit the aforesaid actions by Employee with respect to any person both while such person is a current employee or consultant of the Bank or such related entities, and for the ninety (90) day period after such person’s employment or consultancy with the Bank terminates.

The terms of this Section 5 of the Agreement are in addition to, and not in lieu of, any other contractual, statutory or common law obligations that Employee may have relating to the protection of the Bank’s Confidential Information or its property.  The terms of this section shall survive indefinitely Employee’s employment with the Bank, provided that the Confidential Information of the Bank remains confidential and is not a matter of public knowledge.

6.  Post-Termination Obligations. Any and all payments and benefits due to Employee under this Agreement are subject to her compliance with Section 5 of this Agreement.  Upon a good faith finding by the Board that Employee breached Section 5 of this Agreement, the Bank shall be excused from making any and all payments under this Agreement and Employee shall return to the Bank all previous payments made to her under this Agreement.

7.  Successors.

          (a) Successor to Bank.  The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

          (b) Successor to the Employee.  Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Employee, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by the Employee’s legal personal representative.

8.  Notices.

          All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business offices and to Employee at her home address as maintained in the records of the Bank.

9.  Source of Payments.  All payments provided in this Agreement shall be paid in from the general funds of the Bank. In the event, however, that the Bank is unable to make such payments to the Employee, such amounts shall be paid or provided by the Holding Company.

10.  Miscellaneous Provisions.

                      (a)  No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                      (b)  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Bank (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Further, the Bank’s waiver of its right to enforce similar conditions or provisions in another employee’s agreement (employment or other) shall not operate as a waiver of its right to enforce any of the conditions or provisions in this Agreement.

                     (c)  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior undertakings and agreements of the parties.

 (d)  Choice of Law; Enforceability; Waiver of Jury Trial.

                    (1)       The Law of Massachusetts Applies to this Agreement. This Agreement and all transactions contemplated by this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

                    (2)        Any Dispute Regarding This Agreement Will Take Place In Massachusetts. The Parties agree that this Agreement shall be enforced by the Business Litigation Session of the Massachusetts Superior Court located in Suffolk County, which retains exclusive jurisdiction and venue for any actions or proceedings, demand, claim or counterclaim relating to, or arising under, the terms and provisions of this Agreement, or to its breach. The Parties further acknowledge that material witnesses and documents would be located in Massachusetts.

                      (e)  Severability.  If a court of competent jurisdiction determines that any portion of this Agreement is illegal, invalid or unenforceable, then that portion shall be considered to be removed from the Agreement and it shall not affect the legality, validity or enforceability of the remainder of the Agreement and the remainder of the Agreement shall continue in full force and effect.  Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the court is specifically authorized by the parties to enforce any such restriction or covenant to the maximum extent permitted by law, and Employee hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

                      (f)  Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                      (g)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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SIGNATURES

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on _________, 2011.

ATTEST:	HAMPDEN BANK

By:
Corporate Secretary	For the Entire Board of Directors

ATTEST:	HAMPDEN BANCORP, INC.

By:
Corporate Secretary	For the Entire Board of Directors

WITNESS:	EMPLOYEE:

Corporate Secretary